SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(A) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: BMA VARIABLE LIFE ACCOUNT A

Address of Principal Business Office:
         700 Karnes Boulevard
         Kansas City, Missouri 64108

Telephone Number: (816) 753-8000

Name and Address of Agent for Service of Process:

     David A. Gates, Esq.
     700 Karnes Boulevard
     Kansas City, Missouri 64108

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Kansas City and State of Missouri on the 11 day of May, 1998.

                                SIGNATURE: BMA VARIABLE LIFE ACCOUNT A
                                               Registrant

                                       By: Business Men's Assurance Company
                                           Company of America

                                       By: /s/DAVID A. GATES
                                           -----------------------------------
ATTEST: /s/PEGGY HEIDKAMP
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                 Name

           Vice President
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                 Title